Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-102385, 333-100656, and 333-140713 on Forms S-8 and Registration Statement No. 333-114749 on Form S-3 of our reports dated March 20, 2009, relating to the financial statements and financial statement schedule of Dick’s Sporting Goods, Inc. and subsidiaries (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on February 4, 2007), and the effectiveness of Dick’s Sporting Goods, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dick’s Sporting Goods, Inc. and subsidiaries for the fiscal year ended January 31, 2009.
/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
March 20, 2009

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